Exhibit 21.1 List of Subsidiaries

Subsidiaries of Pinnacle Airlines Corp.

Pinnacle Airlines, Inc.

Pinnacle East Coast Operations Inc. (subsidiary of Pinnacle Airlines, Inc.)

Colgan Air, Inc.

Mesaba Aviation, Inc.